Exhibit 10.1

GOLDMAN SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL:  212-902-1000

Opening Transaction

To:	National Semiconductor Corporation 2900 Semiconductor Drive PO Box 58090 Santa Clara, California 95052

From:	Goldman, Sachs & Co.

Subject:	Accelerated Stock Buyback

Ref. No:	As provided in the Supplemental Confirmation

Date:	June 7, 2007

This master confirmation (“Master Confirmation”) dated as of June 7, 2007 is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and National Semiconductor Corporation (“Counterparty”).  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto, which references this Master Confirmation (the “Supplemental Confirmation”).  This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between the Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method for purposes of Section 6(e) of the Agreement, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD 50 million).

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

1.                                       On the third Clearance System Business Day following the Trade Date for each Transaction (the “Initial Settlement Date”), GS&Co. will deliver to Counterparty a number of Shares equal to the Number of Shares for the relevant Transaction, and Counterparty will pay to GS&Co. cash in immediately available funds in an amount to be specified in the Supplemental Confirmation (the “Initial Purchase Price”) equal to the product of the Forward Price (as set forth below) and the Number of Shares.  The additional terms of each Transaction set forth below are intended to be in substance and effect an adjustment to the Initial Purchase Price.  Solely for the purposes of the Equity Definitions, each Transaction shall be treated as if it were a Share Forward Transaction.  However, the parties acknowledge that the Transaction is a Share buyback transaction and is not intended to effect a net issuance of shares or raise equity capital for Counterparty.  Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	GS&Co.

Shares:	Common Stock, $0.50 par value, of Counterparty (Ticker: NSM)

Number of Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Forward Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any Scheduled Trading Day during the Valuation Period or” after the word “material”.

Counterparty Additional Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation. Counterparty shall pay the Counterparty Additional Payment Amount to GS&Co. on the Initial Settlement Date.
Valuation:

Valuation Period:

Each Scheduled Trading Day during the period commencing on and including the Valuation Period Start Date, to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein).

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs in the Valuation Period, the Calculation Agent may postpone the Valuation Date. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall not be included for purposes of determining the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period shall be adjusted by the Calculation Agent for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Valuation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its discretion, may either (i) deem such ninth Scheduled Trading Day to be an Exchange Business Day and determine the VWAP Price for such ninth Scheduled Trading Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Settlement Price and further postpone the Valuation Date as it deems appropriate to determine the VWAP Price.

Valuation Date:

For each Transaction, the Scheduled Valuation Date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof); provided that if a “Termination Date” under the Related Collared ASB Transaction (as defined in the Supplemental Confirmation for such Transaction) occurs prior to the Scheduled Valuation Date, such “Termination Date” (the “Accelerated Valuation Date”) shall be the Valuation Date for such Transaction.

Valuation Period Start Date:	For each Transaction, as set forth in the Supplemental Confirmation.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word

“Physical” in the sixth line thereof and replacing it with the words “Net Share” and (b) if the Forward Cash Settlement Amount is negative, the Electing Party may make a settlement method election only if the Electing Party represents and warrants to GS&Co. in writing on the date it notifies GS&Co. of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning itself or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the fifth Scheduled Trading Day immediately prior to the Scheduled Valuation Date and (ii) the Accelerated Valuation Date, as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount in the Settlement Currency equal to the Number of Shares multiplied by an amount equal to (i) the Settlement Price minus (ii) the Forward Price.

Settlement Price:	The arithmetic mean of the VWAP Prices of the Shares for each Scheduled Trading Day in the Valuation Period minus the Settlement Price Adjustment Amount.

Settlement Price Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

VWAP Price:

For any Exchange Business Day, as determined by the Calculation Agent based on the New York 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “NSM.N <Equity> AQR_SEC” (or any successor thereto). For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.’s Contact Details for Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Tracey McCabe
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.: (212) 357-0428
Facsimile No.: (212) 902-3000

Net Share Settlement:

Net Share Settlement Procedures:

If the Forward Cash Settlement Amount is positive, Net Share Settlement shall be made in accordance with the Counterparty Net Share Settlement Procedures attached hereto as Annex B. If the Forward Cash Settlement Amount is negative and Net Share Settlement applies, GS&Co. shall deliver to Counterparty a number of Shares equal to the Net Share Settlement Amount on the Net Share Settlement Date.

GS&Co. Net Share Settlement:	During the GS&Co. Share Settlement Valuation Period, GS&Co. or its affiliates will purchase Shares in a commercially reasonable manner in light of market conditions.

Net Share Settlement Amount:	A number of Shares equal to the number of Shares purchased by GS&Co. (or its affiliate) during the GS&Co. Share Settlement Valuation Period in respect of the Transaction.

GS&Co. Share Settlement Valuation Period:

The period starting on the Exchange Business Day immediately following the Valuation Date and ending on the day as of which GS&Co. (or its affiliate) purchases Shares in respect of the Transaction with an aggregate purchase price equal to the absolute value of the Forward Cash Settlement Amount. For the avoidance of doubt, if the Forward Cash Settlement Amount is positive, there will be no GS&Co. Share Settlement Valuation Period.

Net Share Settlement Price:

If the Forward Cash Settlement Amount is positive, the Relevant Price on the Net Share Valuation Date, as reduced by the per Share amount of the underwriting discount and/or commissions agreed to pursuant to the equity underwriting agreement contemplated by the Counterparty Net Share Settlement Procedures.

Relevant Price:

As provided in Section 1.23(b) of the Equity Definitions; provided that Section 1.23(b) of the Equity Definitions is hereby amended by replacing each occurrence therein of “the Valuation Date or Averaging Date, as the case may be,” with the term “such day.”

Valuation Time:

As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words “Net Share Valuation Date,” before the words “Valuation Date” in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.

Net Share Settlement Date:

If the Forward Cash Settlement Amount is positive, the date that is one Settlement Cycle immediately following the Valuation Date. If the Forward Cash Settlement Amount is negative, the date that is one Settlement Cycle immediately following the last day of the GS&Co. Share Settlement Valuation Period.

Reserved Shares:	Initially, 12,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:

For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events and Tender Offer:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co.

Tender Offer:	Applicable

Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of a Merger Event, a Tender Offer, a Nationalization, an Insolvency or a Delisting, Cancellation and Payment applies to one or more Transactions hereunder (whether in whole or in part), an Additional Termination Event (with the Transactions (or portions thereof) to which Cancellation and Payment applies being the Affected Transactions, Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transactions would be cancelled pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transactions.

Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Insolvency Filing:	Applicable

(c) Loss of Stock Borrow:

Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are hereby amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Additional Disruption Event, any Transaction is cancelled or terminated, an Additional Termination Event (with such terminated Transaction(s) being the Affected Transaction(s), Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transaction(s) would be cancelled or terminated pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Counterparty Net Share Settlement Upon Early Termination:	Counterparty shall have the right, in its sole discretion, in lieu of making any payment required to be made by it pursuant to

Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Transaction (other than any Early Termination Date occurring as a result of a Share-for-Other or Share-for-Combined Merger Event or Tender Offer in respect of the portion of the consideration for the Shares consisting of cash), elect to settle its obligation to pay the Early Termination Amount in Shares in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing an Early Termination Date is effective. If Counterparty elects Net Share Settlement under such circumstances: (a) the Net Share Valuation Date shall be the Early Termination Date, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Early Termination Date and (c) all references to Forward Cash Settlement Amount in Annex B hereto shall be deemed references to the Early Termination Amount.

Early Termination Amount:	In respect of any Early Termination Date, the relevant amount determined pursuant to Section 6(e) of the Agreement.

GS&Co. Net Share Settlement Upon Early Termination:

Counterparty shall have the right, in its sole discretion, in lieu of receiving any payment required to be made by GS&Co. pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Transaction (other than any Early Termination Date occurring as a result of a Share-for-Other or Share-for-Combined Merger Event or Tender Offer in respect of the portion of the consideration for the Shares consisting of cash) elect, by written notice to GS&Co. no later than the relevant Early Termination Date, for GS&Co. to deliver to Counterparty a number of Shares with a value, as determined by the Calculation Agent, equal to the relevant Early Termination Amount (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares on the date of early termination and the prices at which GS&Co. (or its affiliate) purchases Shares to fulfill its delivery obligations under this provision); provided that such Shares shall be delivered on a date selected by GS&Co. as promptly as practicable. Upon request prior to such election, GS&Co. will provide Counterparty with a reasonable estimate of the expected date for such delivery if elected.

Transfer:

Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. whose obligations are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.

A/C # 930-1-011483
ABA: 021-000021

Counterparty Payment Instructions:	To be provided by Counterparty

2.                                       Calculation Agent:  GS&Co.

3.                                       Representations, Warranties and Covenants of GS&Co. and Counterparty.  In addition to the representations and warranties in the Agreement, each party represents, warrants and covenants to the other party that:

(a)          Eligible Contract Participant.  It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act, as amended and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)         Accredited Investor.  Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”).  Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.                                       Additional Representations, Warranties and Covenants of Counterparty.

In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to GS&Co. that:

(a)          The purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(b)         It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c)          As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)         Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.

(e)          Counterparty intends that each Transaction qualifies as an equity instrument for purposes of EITF Issue No. 00-19 as in effect on the Trade Date.  Notwithstanding the foregoing and without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that neither GS&Co. nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including FASB Statements 128, 133 as amended, or 149, 150, EITF 00-19, 01-6 or EITF 03-6 (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project.

(f)            Counterparty will not take any action or refrain from taking any action that would limit or in any way adversely affect GS&Co.’s rights under the Agreement, this Master Confirmation or any Supplemental Confirmation.

(g)                                 The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) at any time during the Relevant Period for any Transaction unless Counterparty has provided written notice to GS&Co. of such “restricted period” not later than Scheduled Trading Day immediately preceding the start of first day of such “restricted period” (a “Regulation M Distribution Notice”). Counterparty acknowledges that any such notice may cause the Valuation Period and/or the Relevant Period to be extended or suspended pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Relevant Period” means, for any Transaction, the period commencing on the first day of the Valuation Period and ending on the fifth Exchange Business Day immediately following the end of the Valuation Period or, if there is a GS&Co. Share Settlement Valuation Period, the last day of the GS&Co. Share Settlement Period, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day.

(h)         Counterparty shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable.

(i)             As of the Trade Date, the Initial Settlement Date, the Settlement Date and the Net Share Settlement Date, if any, for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(j)             With the exception of any Collared Accelerated Stock Buyback transaction (each, a “Collared ASB Transaction”) evidenced by the confirmation dated June 7, 2007 between Counterparty and GS&Co. and supplemental confirmations thereto, Counterparty has not and, during the Relevant Period for any Transaction, will not enter into agreements similar to the Transactions described herein where any initial hedge period, valuation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, valuation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period under this Master Confirmation.  In the event that the initial hedge period, valuation period, relevant period or settlement valuation period in any other similar transaction overlaps with any Relevant Period under this Master Confirmation as a result of an extension of the Valuation Date pursuant to Section 5 herein, Counterparty shall promptly amend such transaction to avoid any such overlap.

(k)          Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

5.                                       Suspension of Valuation Period and/or Relevant Period.

(a)                                  If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice.  If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York Time (the “Notification Time”) then such notice shall be effective as of such Notification Time.  In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co.  Upon the effectiveness of such Regulation M Distribution Notice, the Valuation Period and/or the Relevant Period shall be suspended and the Valuation Date shall be postponed for each Scheduled Trading Day in such restricted period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below, including, without limitation, the requirement that such notice be made at a time at which none of Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)                                 In the event that GS&Co. concludes, in its sole discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Valuation Period, GS&Co. may by written notice to Counterparty elect to suspend the Valuation Period for such number of Scheduled Trading Days as is specified in the notice.  The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Valuation Period.  The Valuation Period shall be suspended and the Valuation Date shall be postponed for each Scheduled Trading Day occurring during any such suspension.

(c)                                  In the event that the Valuation Period is suspended pursuant to Section 5(a) or (b) above during the regular trading session on the Exchange, such suspension shall be deemed to be an additional Market Disruption Event, and the second and third paragraphs under “Valuation Period” shall apply.

6.                                       10b5-1 Plan.  Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

(a)                                  Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rules 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)                                 Counterparty will not seek to control or influence GS&Co.’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(c)                                  Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c).  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7.                                       Counterparty Purchases.  Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, except through GS&Co.; provided that purchases effected by or for an issuer plan by an agent independent of the issuer within the meaning of Rule 10b-18(a)(13)(ii) shall not be subject to this Section 7.

8.                                       Additional Termination Event.  The declaration of any Extraordinary Dividend by Counterparty during the Valuation Period for any Transaction will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

9.                                       Additional Event of Default.  The following occurrence will constitute an Event of Default for purposes of Section 5(a) of the Agreement (with Counterparty considered to be the Defaulting Party): Counterparty fails to perform any obligation required to be performed under any other agreement between Counterparty and GS&Co. or its affiliated entities.

10.                                 Automatic Termination Provisions.  Notwithstanding anything to the contrary in Section 6 of the Agreement:

(a)          If a Termination Price is specified in one or more Supplemental Confirmations, then an Additional Termination Event with Counterparty as the sole Affected Party and all Transactions to which such Supplemental Confirmations relate as Affected Transactions will automatically occur without any notice or action by GS&Co. or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price.  The Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

(b)         Notwithstanding anything to the contrary in Section 6(d) of the Agreement, following the occurrence of such an Additional Termination Event, GS&Co. will notify Counterparty of the amount owing under Section 6(e) of the Agreement within a commercially reasonable time period (with such period based upon the amount of time, determined by GS&Co. (or any of its Affiliates) in its sole discretion, that it would take to unwind any of its Hedge Position(s) related to the Transaction in a commercially reasonable manner based on relevant market indicia).  For purposes of the “Counterparty Net Share Settlement Upon Early Termination” provisions herein, the date that such notice is effective shall constitute the Net Share Valuation Date and the Early Termination Date.

11.                                 Special Provisions for Merger Transactions.  Notwithstanding anything to the contrary herein or in the Equity Definitions, Counterparty shall,

(a)                                  prior to the opening of trading in the Shares on any day during any Valuation Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

(b)                                 promptly notify GS&Co. following any such announcement that such announcement has been made;

(c)                                  promptly provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date.  Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct.  In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6; and

(d)                                 GS&Co. in its sole discretion may (i) suspend the Valuation Period and/or the Relevant Period and postpone the Valuation Date or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

12.                                 Special Calculation and Settlement Following Early Termination.  Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation hereunder, in the event that an Early Termination Date occurs or is designated with respect to one or more Transactions (each an “Elected Transaction” and collectively, the “Elected Transactions”), then GS&Co. may elect, in its sole discretion, by notice to Counterparty, to have Counterparty deliver the Number of Early Settlement Shares to GS&Co. on the date that such notice is effective and either (x) GS&Co. shall pay to Counterparty the Special Termination Amount, if such amount is positive, or (y) Counterparty shall either (1) pay to GS&Co. the absolute value of the Special

Termination Amount, if such amount is negative, or (2) elect for the provisions set forth opposite “Counterparty Net Share Settlement Upon Early Termination” or “GS&Co. Net Share Settlement Upon Early Termination”, as the case may be, to apply except that all references in such provision to “the Early Termination Amount” shall be replaced with references to “the Special Termination Amount”.

To the extent that Counterparty elects to deliver Early Settlement Shares to GS&Co. accompanied by an effective Registration Statement (as defined in Annex B and satisfactory to GS&Co. in its sole discretion) covering such Shares, Counterparty must be in compliance with the applicable conditions specified in paragraph 3 in Annex B hereto at the time of such delivery.  If Counterparty elects to deliver Unregistered Settlement Shares (as defined in Annex B) to GS&Co., Counterparty and GS&Co. will negotiate in good faith on acceptable procedures and documentation relating to the sale of such Unregistered Settlement Shares.  Counterparty and GS&Co. agree that the payment of the Special Termination Amount and the delivery of the Early Settlement Shares satisfy in full any obligation of a party to make any payments pursuant to Section 6(e) of the Agreement or Article 12 of the Equity Definitions, as the case may be, in respect of the Elected Transactions.

“Number of Early Settlement Shares” means a number of Shares (“Early Settlement Shares”) as determined by GS&Co. in a good faith and commercially reasonable manner based on its or any of its Affiliates’ Hedge Positions with respect to the Elected Transactions under this Master Confirmation.

“Special Termination Amount” means the sum of (a) the product of (i) the Number of Early Settlement Shares multiplied by (ii) a per Share price (the “Early Termination Price”) determined by GS&Co. in a good faith and commercially reasonable manner based on relevant market indicia, including GS&Co.’s funding costs associated with Early Settlement Shares and costs incurred or estimated to be incurred by GS&Co. in connection with the purchase and sale of Shares in order to close out GS&Co.’s or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction and, in the event that Counterparty delivers Unregistered Shares to GS&Co., whether GS&Co. and Counterparty have agreed on acceptable procedures and documentation relating to such Unregistered Shares as described above and (b) any amount owing under Section 6(e) of the Agreement, in respect of the Elected Transactions by GS&Co. to Counterparty (expressed as a positive number) or by Counterparty to GS&Co. (expressed as a negative number).

13.                                 Acknowledgments.  The parties hereto intend for:

(a)          each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 555, 556, 560 and 561 of the Bankruptcy Code;

(b)         the Agreement to be a “master netting agreement” as defined in Section 101 (38A) of the Bankruptcy Code;

(c)          a party’s right to liquidate or terminate any Transaction, net out or offset termination values of payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party to constitute a “contractual right” (as defined in the Bankruptcy Code);

(d)         any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” (as defined in the Bankruptcy Code); and

(e)          all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

14.                                 Calculations on Early Termination and Set-Off.

(a)          Notwithstanding anything to the contrary in the Agreement, the calculation of any Settlement Amounts or Unpaid Amounts shall be calculated separately for (A) all Terminated Transactions in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the “Other Shares”) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares.  In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

(b)         The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or an Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 14.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.  If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 14 shall be effective to create a charge or other security interest.  This Section 14 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(c)                                  Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty with respect to contracts or instruments that are not Equity Contracts.  “Equity Contract” means any transaction or instrument that does not convey rights to GS&Co. senior to claims of common stockholders in the event of Counterparty’s bankruptcy.

15.                                 Payment Date Upon Early Termination.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.

16.                                 Delivery on Initial Settlement Date.  For the avoidance of doubt, GS&Co. may satisfy its obligation to deliver Shares on the Initial Settlement Date by making separate deliveries of Shares at more than one time on the Initial Share Delivery Date, so long as the aggregate number of Shares so delivered is equal to the Number of Shares.

17.                                 Agreements in Respect of Termination Amounts.  In determining any amounts payable in respect of the termination or cancellation of any Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions, the Calculation Agent shall make such determination without regard to (i) changes to costs of funding, stock loan rates or expected dividends since the Trade Date for such Transaction, or (ii) losses or costs incurred in connection with terminating, liquidating or re-establishing any hedge related to such Transaction (or any gain resulting from any of them).

18.                                 Agreement in Respect of Adjustments.  In determining any adjustment in respect of any Transaction pursuant to Article 11 or Article 12 of the Equity Definitions, the Calculation Agent shall make such adjustments without regard to changes in expected dividends since the Trade Date for such Transaction.

19.                                 Agreement in Respect of Dividends.  For the avoidance of doubt, if an Early Termination Date occurs in respect of any Transaction as a result of an Additional Termination Event of the type described in

Section 8 above, the relevant party’s Loss for purposes of Section 6(e) of the Agreement in respect of such Additional Termination Event shall be determined without regard to the difference between such Extraordinary Dividend giving rise to such Additional Termination Event and the expected dividend as of the Trade Date for such Transaction.

20.                                 Credit Support Documents.  The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

21.                                 Claim in Bankruptcy.  GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.

22.                                 Offices.

(a)          The Office of GS&Co. for each Transaction is:  One New York Plaza, New York, New York 10004.

(b)         The Office of Counterparty for each Transaction is: 2900 Semiconductor Drive, PO Box 58090, Santa Clara, California  95052.

23.                                 Governing Law.  The Agreement, this Master Confirmation and each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

24.                                 Counterparts.   This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

25.                                 Arbitration.

(a)          All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)          Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)          The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)          The arbitrators do not have to explain the reason(s) for their award.

(e)          The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)            The rules of some arbitration forums may impose time limits for bringing a claim in arbitration.  In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)         The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h)         Counterparty agrees that any and all controversies that may arise between Counterparty and GS & Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.  The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i)            No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j)            Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

26.   Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any Transaction, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:	/s/ Conrad Langenegger
Authorized Signatory

Agreed and Accepted By:

NATIONAL SEMICONDUCTOR CORPORATION

By:	/s/ Lewis Chew
	Name:	Lewis Chew
Title: Senior Vice President, Finance and
Chief Financial Officer

ANNEX A

SUPPLEMENTAL CONFIRMATION

To:	National Semiconductor Corporation 2900 Semiconductor Drive Santa Clara, California 95052

From:	Goldman, Sachs & Co.

Subject:	Accelerated Stock Buyback

Ref. No:	[Insert Reference No.]

Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and National Semiconductor Corporation (“Counterparty” and, together with GS&Co., the “Contracting Parties”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.             This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of June 7, 2007 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.             The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Valuation Period Start Date:

The first day of the Calculation Period with respect to the Collared ASB Transaction with the same Trade Date as the Transaction to which this Supplemental Confirmation relates (the “Related Collared ASB Transaction”).

Forward Price:

[The volume weighted average price per Share published by Bloomberg at 8:15 p.m. New York time on the Trade Date on Bloomberg page “NSM <Equity> AQR” for “Time Range” “9:30 a.m. to 8 p.m.” for such day, as determined by the Calculation Agent.]

Scheduled Valuation Date:	[ ]

First Acceleration Date:	The First Acceleration Date under the Related Collared ASB Transaction.

Number of Shares:	[ ]

Settlement Price Adjustment Amount:	USD [ ] per Share

Initial Purchase Price:	USD [ ]

A-1

Ordinary Dividend Amount:	For any calendar quarter, USD [ ]

Termination Price:	USD [ ] per Share

Counterparty Additional Payment Amount:	USD [ ]

3.             Counterparty represents and warrants to GS&Co. that neither it (nor any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act) have made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4.             This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:
Authorized Signatory

Agreed and Accepted

NATIONAL SEMICONDUCTOR CORPORATION

By:
Name:
Title:

A-2

ANNEX B

COUNTERPARTY NET SHARE SETTLEMENT PROCEDURES

1.             The following Net Share Settlement Procedures shall apply to the extent that Net Share Settlement applies under the Master Confirmation:

2.             Net Share Settlement shall be made by delivery on the Net Share Settlement Date of a number of Shares satisfying the conditions set forth in paragraph 3 below with a value equal to the Forward Cash Settlement Amount (the “Registered Settlement Shares”), with such Shares’ value based on the Net Share Settlement Price, or a number of Shares not satisfying such conditions with a value equal to the Forward Cash Settlement Amount (the “Unregistered Settlement Shares”), with such Shares’ value based on the value thereof to GS&Co. (which value shall take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3.             Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)           a registration statement covering public resale of the Registered Settlement Shares by the GS&Co. (the “Registration Statement”) shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to GS&Co., in such quantities as GS&Co. shall reasonably have requested, on or prior to the date of delivery;

(b)           the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to GS&Co.;

(c)           as of or prior the date of delivery, GS&Co. and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to GS&Co., in its discretion; and

(d)           as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with GS&Co. in connection with the public resale of the Registered Settlement Shares by GS&Co. substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to GS&Co., which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates.

4.             If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)           all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b)           as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); and

(c)           as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for GS&Co., and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

5.             GS&Co., itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to GS&Co. pursuant to paragraph 6 below commencing on the Net Share Settlement Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by GS&Co., is equal to the Forward Cash Settlement Amount (such date, the “Final Resale Date”).  If the proceeds of any sale(s) made by GS&Co., the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the Forward Cash Settlement Amount, GS&Co. will refund, in U.S. Dollars, such excess to Counterparty on the date that is three (3) Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, GS&Co. shall return to Counterparty on that date such unsold Shares.

6.             If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the Forward Cash Settlement Amount (the amount in U.S. Dollars by which the Net Proceeds are less than the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to GS&Co., through the Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares.  If Counterparty elects to deliver to GS&Co. additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall.  Such Makewhole Shares shall be sold by GS&Co. in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to GS&Co. further Makewhole Shares until such Shortfall has been reduced to zero.

7.             Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”).  Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where            A = the number of authorized but unissued shares of the Issuer that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.